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       EXHIBIT (12)(a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions) (unaudited)

                                                    Three Months Ended    Year Ended
                                                         March 31        December 31
                                                      1995       1994        1994
                                                      ----       ----        ----
Income (loss) before income taxes
  and minority interest                              $  27      $  57       $ 157
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                               -         (1)         (5)
Add: Fixed charges excluding capitalized interest       66         56         212
                                                     -----      -----       -----
Earnings as adjusted                                 $  93      $ 114       $ 374
                                                     =====      =====       =====
Fixed charges:
  Interest expense                                   $  58      $  47       $ 177
  Rental expense                                         8          9          35
  Capitalized interest                                   -          -           -
                                                     -----      -----       -----
Total fixed charges                                  $  66      $  56       $ 212
                                                     =====      =====       =====
Ratio of earnings to fixed charges                    1.41x      2.04x       1.76x
                                                     =====      =====       =====